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                                                                    Exhibit 23.8



                     Consent of Person Named as About to Become a Director


        Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, John C. Pope, hereby consent to be named as a person about to become a director of Moore Wallace Incorporated in connection with the consummation of the merger contemplated by the Agreement and Plan of Merger, dated as of January 16, 2003, among Wallace Computer Services, Inc., Moore Corporation Limited and M-W Acquisition, Inc., in the Registration Statement No. 333-103205 on Form S-4 to be filed by Moore Corporation Limited in connection with the merger, and any amendments thereto and to the filing of this consent as an exhibit to the Registration Statement.





                                                               /s/ John C. Pope
                                                               John C. Pope